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                                                                     EXHIBIT 5.3


                              Wiggin & Nourie, P.A.
                                20 Market Street
                                  P.O. Box 808
                         Manchester, New Hampshire 03105

                                  May 12, 2000

To Sovereign Specialty Chemicals, Inc.

         RE:      SOVEREIGN CHEMICALS, INC. (THE "ISSUER") AND
                  TANNER CHEMICALS, INC. (THE "GUARANTOR")

Ladies and Gentlemen:

         We have acted as special New Hampshire counsel to the Guarantor in connection with the that certain Purchase Agreement dated as of March 24, 2000 (the "Purchase Agreement"), among Sovereign Specialty Chemicals, Inc., a Delaware corporation and Tanner Chemicals, Inc., New Hampshire corporation, as guarantor, and have been asked to render an opinion to you in connection with the preparation, execution and delivery thereof and the consummation of the transactions contemplated thereunder. Pursuant to the "Exchange Offer for $150,000,000 11 7/8% Senior Subordinated Notes Due 2010" (the "Exchange Offer"), the Notes issued pursuant the Purchase Agreement will be exchanged for notes registered under federal securities laws (the "Exchange Notes"). Unless otherwise defined herein, capitalized terms defined in the Purchase Agreement are used herein as therein defined.

         In our capacity as special local New Hampshire counsel to the Guarantor, and for the purposes of this opinion, we have examined the following documents, all dated as of even date herewith unless otherwise noted:

         (a) the Purchase Agreement;

         (b) the Registration Rights Agreement dated March 29, 2000;

         (c) the Indenture among the Issuer, OSI Sealants, Inc. SIA Adhesives, Inc., Pierce & Stevens Corp, the Guarantor, and the Trustee dated March 29, 2000 (the "Indenture");


         (d) the Note Guarantee issued by the Guarantor pursuant to Section
11.06 of the Indenture (the "Guarantee");

         (e) the Offering Memorandum issued by Issuer (the "Offering
Memorandum");





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         (f) The Exchange Offer;

         (g) the Articles of Agreement and By-Laws of Guarantor;

         (h) Certificate of Good Standing from the State of New Hampshire dated as of March 7, 2000 to the effect that Guarantor is a corporation existing under and by virtue of the laws of the State of New Hampshire;

         (i) Certificate of Authorization from the State of South Carolina dated as of March 9, 2000 to the effect that Guarantor is a corporation authorized to transact business in the State of South Carolina;

         (j) Certificates from Guarantor certifying as to the adoption of the corporate resolutions of Guarantor to enter into the Purchase Agreement and the Indenture, and such other documents required by the Initial Purchasers in connection therewith (attached hereto as Exhibit A); and

         (k) such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

         The documents described in the foregoing clauses (a) through (f) are collectively referred to herein as the "Transaction Documents".

         In basing the opinions and other matters set forth herein on "our knowledge", the words "our knowledge" signify that, in the course of our representation of the Guarantor in matters with respect to which we have been engaged by the Guarantor as special New Hampshire counsel, no information has come to our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate or that any of the foregoing documents, certificates, reports, and information on which we have relied are not accurate and complete, and we accept no responsibility for any matters about which we arguably should have known as the result of such substantive representation but with respect to which we had no actual knowledge. Furthermore, it should be noted that our engagement is limited to those specific matters as to which we have been consulted by the Guarantor in connection with this transaction. Except as otherwise stated herein, we have undertaken no independent investigation or verification of such matters. The words "our knowledge" and similar language used herein are intended to be limited to the knowledge of the lawyers within our firm who have recently worked on matters on behalf of the Guarantor.

         We express no opinion as to the application of any securities or tax laws to the transactions contemplated by the Transaction Documents.


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         In reaching the opinions set forth below, we have assumed, and to our knowledge there are no facts inconsistent with, the following:

         (a) each of the parties thereto (other than the Guarantor) has duly and validly executed and delivered each instrument, document, and agreement executed in connection with the Transaction Documents to which such party is a signatory and such party's obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

         (b) each person executing any such instrument, document, or agreement on behalf of any such party (other than the Guarantor) is duly authorized to do so;

         (c) there are no oral or written modifications of or amendments to the Transaction Documents, and there has been no waiver of any of the provisions of the Transaction Documents, by actions or conduct of the parties or otherwise;

         (d) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, all signatures on all documents submitted to us for examination are genuine, and all public records reviewed are accurate and complete;

         (e) the accuracy of all statements contained in any agreements, certificates, documents, instruments, and records provided to us, and the accuracy of all factual information provided to us by the Guarantor in connection with the rendering of this opinion, including representations and warranties of the Guarantor in the Transaction Documents; and

         (f) Guarantor has received good and valuable consideration sufficient to support the obligations undertaken by Guarantor pursuant to the Transaction Documents.

         Based solely upon and subject to the foregoing and the qualifications set forth in this opinion, and having regard for legal considerations which we deem relevant, we are of the opinion that as of the date of this letter:

         (1) The Guarantee of the Exchange Notes by the Guarantor has been duly authorized by the Guarantor and, when the Exchange Notes have been duly executed and the Guarantee has been duly executed in accordance with the terms of the Indenture, will constitute a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

         We are not admitted to practice in any jurisdiction other than the State of New Hampshire. We have made such examination of New Hampshire and United States laws

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as we have deemed relevant for the purposes of this opinion. We have not made an independent review of the laws of any other state nor of the laws of any foreign country, and, accordingly, we express no opinion thereon and opine only with respect to New Hampshire and United States federal law. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof.

         This opinion is an opinion of counsel only; it is not a guaranty. This opinion is for your benefit, and may be relied upon by you, and may not be relied upon in any manner whatsoever by any other person or entity. This opinion may be filed by the Issuer with the U.S. Securities and Exchange Commission as part of the Form S-4 Registration Statement for registration of the Exchange Notes and this firm's name may be used in such Form S-4. This opinion is based on the state of laws and facts as of the date hereof and are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

                                         Very truly yours,

                                         /s/Wiggin & Nourie, P.A.

                                         Wiggin & Nourie, P.A.